Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KINSALE CAPITAL GROUP, INC.

The undersigned, Michael P. Kehoe, certifies that he is the Chief Executive Officer, President and Director of Kinsale Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)	The name of the Corporation is Kinsale Capital Group, Inc.

(2)	The name under which the Corporation was originally incorporated in the State of Delaware following its domestication from the Islands of Bermuda was Kinsale Capital Group, Ltd. with the Certificate of Domestication of Non-United States Corporation and the original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 5, 2014. The original Certificate of Incorporation was amended on September 5, 2014 by filing a certificate of ownership and merger with the Secretary of State of the State of Delaware, pursuant to which the Corporation changed its name to Kinsale Capital Group, Inc.

(3)	In lieu of a meeting of the Board of Directors of the Corporation (the “Board of Directors”), the Board of Directors has, by unanimous written consent dated , 2016, authorized the amendment and restatement of the Corporation’s original Certificate of Incorporation as set forth herein in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). In lieu of a meeting of such stockholders of the Corporation, the holders of the Corporation’s Class A Common Stock and holders of the Corporation’s Class B Common Stock have, by written consent dated , 2016, approved the amendment and restatement of the Corporation’s original Certificate of Incorporation as set forth herein in accordance with the provisions of Section 228 of the DGCL, and such consents have been filed with the minutes of the proceedings of stockholders of the Corporation.

(4)	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the original Certificate of Incorporation, as heretofore amended and supplemented.

(5)	The effective time of this Amended and Restated Certificate of Incorporation is on , 2016.

The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

First: The name of the Corporation is Kinsale Capital Group, Inc. (the “Corporation”).

Second: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

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Fourth:

(a)	Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 of which the Corporation shall have authority to issue 400,000,000 shares of common stock, each having a par value of one cent ($0.01) per share (the “Common Stock”), and 100,000,000 shares of preferred stock, each having a par value of one cent ($0.01) per share (the “Preferred Stock”).

(b)	Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)	Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.

(2)	The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).

(3)	Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4)	In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(5)	No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c)	Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock or any other series of stock; (iii) entitled to such rights upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or shares of any other series of the same class of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d)	Reclassification of Class A Common Stock. Immediately upon the effective time of this Amended and Restated Certificate of Incorporation, each one (1) share of the Corporation’s Class A Common Voting Shares, par value $0.0001 per share (the “Class A Common Stock”), issued and outstanding immediately prior to the effective time of this Amended and Restated Certificate of Incorporation shall automatically be reclassified as and converted into validly issued, fully paid and nonassessable shares of Common Stock, without any action by the holder thereof or by the Corporation (the “Class A Reclassification”). No fractional shares shall be issued in connection with the Class A Reclassification and, in lieu thereof, any holder who would hold a fractional share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Common Stock.

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(e)	Reclassification of Class B Common Stock. Immediately upon the effective time of this Amended and Restated Certificate of Incorporation, each one (1) share of the Corporation’s Class B Common Non-Voting Shares, par value $0.0001 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the effective time of this Amended and Restated Certificate of Incorporation shall automatically be reclassified as and converted into validly issued, fully paid and nonassessable shares of Common Stock, without any action by the holder thereof or by the Corporation (the “Class B Reclassification”). No fractional shares shall be issued in connection with the Class B Reclassification and, in lieu thereof, any holder who would hold a fractional share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Common Stock.

(f)	Surrender and Issuance of New Certificates. After the Class A Reclassification and the Class B Reclassification, each certificate that prior to (i) the Class A Reclassification represented shares of Class A Common Stock (“Old Class A Certificates”) and (ii) the Class B Reclassification represented shares of Class B Common Stock (“Old Class B Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Class A Common Stock represented by the Old Class A Certificates or the shares of Class B Common Stock represented by the Old Class B Certificates shall have been reclassified as a result of the Class A Reclassification or the Class B Reclassification, respectively. Upon surrender at the office of the Corporation or its transfer agent of Old Class A Certificates or Old Class B Certificates in such holder’s name, or upon notifying the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, such holder will be entitled to receive, as soon as practicable after the Class A Reclassification or the Class B Reclassification and such surrender or such agreement and indemnification in the case of a lost certificate, a book-entry interest or interests representing or, at the election of such holder, a certificate or certificates evidencing, the number of shares of Common Stock into which the shares represented by the Old Class A Certificates or the Old Class B Certificates were reclassified pursuant to the Class A Reclassification or the Class B Reclassification, respectively, in such name or names and such denomination or denominations as such holder has specified.

(g)	No Charge to Holders. The issuance of book-entry interests or certificates for shares of Common Stock upon the Class A Reclassification or the Class B Reclassification shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such Class A Reclassification or Class B Reclassification and the related issuance of shares of Common Stock. Upon the Class A Reclassification or Class B Reclassification, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Common Stock issued in the Class A Reclassification or Class B Reclassification shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(h)	Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation (as amended from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

(b)	The number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors.

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(c)	The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2017 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2018 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2019 annual meeting of stockholders. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning in 2017, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d)	Subject to the terms of any one or more classes or series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from (i) removal of a director, (ii) an increase in the number of directors or (iii) death, resignation, disqualification or any other cause, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains, including by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. The right of stockholders to fill vacancies on the Board of Directors is hereby specifically denied.

(e)	Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors, if any, elected separately by the holders of one or more classes or series of Preferred Stock shall not be governed by this Article FIFTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such class or series of Preferred Stock.

Sixth: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Seventh: The Corporation shall indemnify any person that is or was a director or officer (and any person that is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation (or such other corporation, partnership, joint venture, trust or other enterprise) and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

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The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute or other law, by agreement, vote of stockholders or approval of the directors of the Corporation or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Eighth: Prior to the first date on which funds managed by, or entities affiliated with, Moelis Capital Partners LLC, a Delaware limited liability company (collectively, the “Sponsor Holder”) cease collectively to beneficially own (directly or indirectly) at least forty percent (40%) of the votes entitled to be cast by the shares of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action that, under the DGCL, may be taken at a duly called meeting of the stockholders of the Corporation may instead be taken without holding such a meeting by one or more consents in writing or by electronic submission, setting forth the action so taken or to be taken, signed by holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date the Sponsor Holder ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Ninth: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

Tenth: Except as otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time only (i) by the Chairman of the Board of Directors, (ii) by the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation, (iii) pursuant to a resolution duly adopted by a majority of the Board of Directors or (iv) prior to the date that the Sponsor Holder ceases to beneficially own (directly or indirectly) forty percent (40%) or more of the Voting Stock, by the Secretary of the Corporation at the request of the holders of shares representing at least forty percent (40%) of the Voting Stock. Other than as set forth in clause (iv) of the preceding sentence, any power of the stockholders to call a special meeting of stockholders is hereby specifically denied.

Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto), which notice, in the case of a special meeting called by a stockholder or stockholders, shall include all business requested by such stockholder or stockholders to be transacted at such meeting, shall be transacted at any special meeting.

Eleventh: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws. The affirmative vote of at least a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the Voting Stock.

Twelfth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed in the DGCL, and all rights conferred upon stockholders herein are granted subject to such reservation.

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Thirteenth:

(a)	To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL (or any successor provision)), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Sponsor Holder or any of its officers, directors, employees, agents, shareholders, members, partners, principals, affiliates (other than the Corporation and its subsidiaries) and managers (each, a “Specified Party”), even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if presented the opportunity to do so. Each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is expressly offered a business opportunity solely in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article THIRTEENTH shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

(b)	The Specified Parties shall have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or (ii) otherwise competing with the Corporation or any of its subsidiaries.

(c)	In addition to and notwithstanding the foregoing provisions of this Article THIRTEENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d)	No alteration, amendment or repeal of this Article THIRTEENTH (including the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article THIRTEENTH) shall eliminate or reduce the effect of this Article THIRTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article THIRTEENTH, would accrue or arise, prior to such alteration, amendment or repeal. This Article THIRTEENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the By-Laws or applicable law.

(e)	Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

Fourteenth: The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the By-Laws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, however, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

Fifteenth: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law.

(Next Page Is Signature Page)

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this day of                       , 2016.

KINSALE CAPITAL GROUP, INC.

By:

Michael P. Kehoe
Chief Executive Officer, President and Director